Exhibit 99.1

LEAPFROG REPORTS FULL YEAR 2010 NET SALES INCREASE 14%, RETURNS TO PROFITABILITY

Expects Significant Net Income Growth in 2011

EMERYVILLE, California—February 10, 2011—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the fourth quarter and full year ended December 31, 2010.

Highlights of full year 2010 results compared to full year 2009 results:

•	Net sales were $433 million, up 14%.

•	Net sales increased 12% in the United States segment and 20% in the international segment.

•	Operating income was $8 million, an improvement of $16 million.

•	Net income per share was $0.08, an increase of $0.12 per share. Excluding the $8 million, or $0.12 per share, tax benefits realized in 2009, the net income per share improvement would be $0.24.

•	Retail point-of-sale, or POS, dollars[1] were up 8% in the U.S. for the 52-weeks ended January 1, 2011 compared to the 52-weeks ended January 2, 2010.

“For the year, we had very good growth with POS in the U.S. up 8% and growth in each of our product lines. Results outside of the U.S. were even stronger,” said Bill Chiasson, Chief Executive Officer. “Especially encouraging was the strong demand globally for the innovative Leapster Explorer which ignited growth in our mobile learning line, our largest product line. As a result of the strong POS results, we achieved a 14% sales increase, and importantly, we returned to profitability.”

“We expect profits to continue to increase in 2011 and beyond. We have a very strong brand and a portfolio of products that are made even better with our unique online capabilities. Specifically, our products are strategically designed to be a part of our Learning Path ecosystem, which now has 7 million connected consumers, compared to 3 million a year ago, that we can directly communicate with in a personalized manner,” continued Mr. Chiasson.

Full Year 2010 Financial Results

Net Sales

Net sales for the year were $433 million, up 14% compared to $380 million in the prior year. Strong Leapster Explorer sales and broader retail distribution drove the sales growth.

[1]	Please see Retail Point-of-Sale Dollars below for an explanation of this operating metric.

Net sales from the United States segment for the year were $344 million, up 12% compared to $307 million in the prior year. Net sales from the international segment were $88 million, up 20% compared to $73 million in the prior year, and included a favorable impact from changes in currency exchange rates of 1.1 percentage points.

Gross Profit

Gross profit for the year was $179 million, up 13% compared to $158 million in the prior year. Gross margin for the year was 41.4% compared to 41.6% in the prior year. Gross margin was essentially flat year over year as supply chain leverage was offset by the impact of platform price reductions and a lower mix of interactive reading products.

Operating Income

Operating income for the year was $8 million, an improvement of $16 million compared to the prior year.

Fourth Quarter 2010 Financial Results

Net Sales

Net sales for the quarter were $190 million, up 1% compared to $189 million for the same quarter a year ago. Growth in our mobile learning line was offset by declines in our interactive reading and learning toy lines when sales slowed down in December.

Net sales from the United States segment for the quarter were $152 million, down 2% compared to $156 million a year ago. Net sales from the international segment were $38 million for the quarter, up 14% compared to $33 million a year ago, and were not materially impacted by changes in currency exchange rates.

Gross Profit

Gross profit for the quarter was $86 million, up 3% compared to $83 million a year ago. Gross margin for the quarter was 45.2% compared to 44.2% in the fourth quarter of 2009. Gross margin increased year over year primarily as a result of a higher mix of software sales.

Operating Income

Operating income for the quarter was $27 million, down 3% from a year ago.

“As a result of our solid execution and diligent cost management, we achieved our first year of profitability in five years,” said Mark Etnyre, Chief Financial Officer. “We have a strong balance sheet with no debt. We ended the year with $19 million in cash, and we expect our cash balance will peak around $90 million this month as we collect the remaining holiday receivables.”

Guidance

“While we expect another year of POS growth, we expect net sales to be flat to slightly down compared to 2010 as retail inventory levels ended higher than we desired exiting 2010,” said Mark Etnyre, Chief Financial Officer. “We have some exciting innovative products that we will be launching this year; however, we are planning more conservatively given the December 2010 sales slowdown relative to our expectations.”

“On the earnings front, we expect significant earnings growth as a result of continued disciplined expense management and additional operating efficiencies. That said, we remain committed to investing in research and development to fund innovation and strengthen our product pipeline,” continued Mr. Etnyre.

For the full year 2011, we expect net sales to be flat to slightly down compared to 2010 and net income per share to be in the range of $0.15 and $0.20. In the first half of 2011, we expect net sales to be down approximately 15% to 20% compared to the first half of 2010, though we expect earnings to be down less than the net sales decline due to continued operational efficiencies.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss fourth quarter and full year 2010 financial results on February 10, 2011, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be webcast and can be accessed at LeapFrog’s investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183 and request conference ID 41027381. A replay of the call will be available for one month. To access the replay, please dial (706) 645-9291 and use conference ID 41027381.

Description of Retail Point-of-Sale Dollars

Retail point-of-sale, or POS, dollars is a non-audited operating metric that represents a measure of U.S. retailers’ sales of LeapFrog products to consumers. Retail point-of-sale dollars differs significantly from LeapFrog’s reported net sales, which reflect all products sold by LeapFrog to its retailer customers in all markets and also includes other sources of revenue. The point-of-sale data, based on retail prices, is provided to LeapFrog by retailers and also includes sales through online retailers and our online retail store at LeapFrog.com. LeapFrog believes this represents approximately 95% of our U.S. retailers’ dollar sales of LeapFrog products to consumers, based on historical shipments by us to such retailers. LeapFrog management uses point-of-sale data to evaluate the retail channel sales environment and develop net sales forecasts. Results for full year retail point-of-sale dollars are for the 52-weeks ended January 1, 2011 and the 52-weeks ended January 2, 2010.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in five languages (including Queen’s English) at major retailers in more than 44 countries around the world and in more than 100,000 classrooms across the United States. The company was founded in 1995 and is based in Emeryville, California. NOTE: LEAPFROG, the LeapFrog logo, and LEAPSTER EXPLORER are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding anticipated financial results (including sales, profitability, earnings, net income, cash balance and POS growth), new product launches and investment in research and development. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include highly changeable consumer preferences and toy trends, our ability to achieve anticipated sales levels, particularly with respect to newly-launched products, the overall economic environment and its effect on retail business, the seasonality of our business, introductions of products that compete with our platforms by a variety of other companies, our ability to respond quickly and cost effectively to changes in manufacturing costs and in consumer demand for our products, and our ability to provide high-quality experiences to consumers with all of our products and services. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2009 annual report on Form 10-K filed on February 22, 2010 and our quarterly report on Form 10-Q filed on November 2, 2010. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, which we expect to file with the SEC in February 2011. All information provided in this release is as of the date hereof and we undertake no obligation to update this information.

Contact Information

Investors:	Media:
Karen Sansot	Rebecca Weill
Investor Relations	Media Relations
(510) 420-4803	(510) 596-5468

LeapFrog Enterprises, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$189,790	$188,637	$432,564	$379,834
Cost of sales	103,981	105,244	253,590	221,827

Gross profit	85,809	83,393	178,974	158,007

Operating expenses:
Selling, general and administrative	18,009	19,567	75,566	81,702
Research and development	8,790	8,081	35,106	34,981
Advertising	29,533	25,722	49,314	39,331
Depreciation and amortization	2,680	2,386	11,183	10,406

Total operating expenses	59,012	55,756	171,169	166,420

Income (Loss) from operations	26,797	27,637	7,805	(8,413)

Other income (expense):
Interest income	27	123	203	556
Interest expense	(201)	(30)	(243)	(60)
Other, net	(586)	(347)	(1,790)	(1,959)

Total other expense	(760)	(254)	(1,830)	(1,463)

Income (Loss) before income taxes	26,037	27,383	5,975	(9,876)
Provision for (Benefit from) income taxes	742	(2,049)	1,030	(7,188)

Net income (loss)	$25,295	$29,432	$4,945	$(2,688)

Net income (loss) per share:
Class A and B – basic	$0.39	$0.46	$0.08	$(0.04)
Class A and B – diluted	$0.38	$0.46	$0.08	$(0.04)

Weighted average shares outstanding:
Class A and B – basic	64,656	64,029	64,368	63,914
Class A and B – diluted	66,142	64,338	65,627	63,914

LeapFrog Enterprises, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Operating activities:
Net income (loss)	$25,295	$29,432	$4,945	$(2,688)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,852	5,071	20,337	20,495
Deferred income taxes	583	(1,115)	662	(7,351)
Stock-based compensation expense	1,726	2,142	6,172	10,696
Impairment of investment in auction rate securities	—	5	—	431
Loss on disposal of long-term assets	117	(30)	117	1,100
Gain on sale of long-term investments	(454)	—	(454)	—
Allowance for doubtful accounts	63	162	355	(1,194)
Other changes in operating assets and liabilities:
Accounts receivable, net	(20,562)	(54,781)	(10,334)	(54,745)
Inventories	35,624	43,140	(19,178)	29,328
Prepaid expenses and other current assets	2,044	2,600	(924)	3,605
Other assets	63	610	1,248	(824)
Accounts payable	(57,066)	(479)	(26,980)	2,496
Accrued liabilities	8,154	8,462	1,512	(5,368)
Long-term liabilities	(525)	(25)	(38)	(988)
Income taxes payable	(357)	(387)	(75)	13
Other	(200)	21	—	—

Net cash provided by (used in) operating activities	357	34,828	(22,635)	(4,994)

Investing activities:
Purchases of property and equipment	(2,043)	(2,250)	(9,547)	(6,345)
Capitalization of product costs	(1,726)	(2,349)	(7,617)	(7,977)
Purchases of intangible assets	—	—	(5,335)	(235)
Sale of investments	259	1,282	1,263	1,282

Net cash used in investing activities	(3,510)	(3,317)	(21,236)	(13,275)

Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	713	—	1,883	77
Net cash paid for payroll taxes on restricted stock unit releases	(4)	(12)	(262)	(275)
Borrowing on line of credit	42,000	—	42,000	—
Paydown on line of credit	(42,000)	—	(42,000)	—

Net cash provided by (used in) financing activities	709	(12)	1,621	(198)

Effect of exchange rate changes on cash	125	576	117	978

Net change in cash and cash equivalents	(2,319)	32,075	(42,133)	(17,489)
Cash and cash equivalents, beginning of period	21,798	29,537	61,612	79,101

Cash and cash equivalents, end of period	$19,479	$61,612	$19,479	$61,612

LeapFrog Enterprises, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$19,479	$61,612
Accounts receivable, net of allowances for doubtful accounts of $776 and $1,119	157,646	147,378
Inventories	47,455	28,180
Prepaid expenses and other current assets	8,321	7,378
Deferred income taxes	1,678	2,066

Total current assets	234,579	246,614

Long-term investments	2,681	3,685
Deferred income taxes	989	1,263
Property and equipment, net	15,059	14,268
Capitalized product costs, net	13,184	14,917
Intangible assets, net	25,202	22,214
Other assets	1,786	3,034

Total assets	$293,480	$305,995

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,390	$58,263
Accrued liabilities	41,425	39,821
Income taxes payable	167	242

Total current liabilities	72,982	98,326

Long-term deferred income taxes	13,100	12,745
Other long-term liabilities	1,833	2,231

Stockholders’ equity:
Class A common stock – 139,500 shares authorized; outstanding 43,783 and 36,894	5	4
Class B common stock – 40,500 shares authorized; outstanding 20,961 and 27,141	2	3
Treasury stock	(185)	(185)
Additional paid-in capital	387,833	380,040
Accumulated other comprehensive income	292	158
Accumulated deficit	(182,382)	(187,327)

Total stockholders’ equity	205,565	192,693

Total liabilities and stockholders’ equity	$293,480	$305,995

LeapFrog Enterprises, Inc.

Supplemental Financial Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$189,790	$188,637	$432,564	$379,834
Cost of sales (1)	103,981	105,244	253,590	221,827

Gross profit	85,809	83,393	178,974	158,007

Operating expenses: (2) (3)
Selling, general and administrative	18,009	19,567	75,566	81,702
Research and development	8,790	8,081	35,106	34,981
Advertising	29,533	25,722	49,314	39,331
Depreciation and amortization	2,680	2,386	11,183	10,406

Total operating expenses	59,012	55,756	171,169	166,420

Income (Loss) from operations	26,797	27,637	7,805	(8,413)

Other income (expense):
Interest income	27	123	203	556
Interest expense	(201)	(30)	(243)	(60)
Other, net (4)	(586)	(347)	(1,790)	(1,959)

Total other expense	(760)	(254)	(1,830)	(1,463)

Income (Loss) before income taxes	26,037	27,383	5,975	(9,876)
Provision for (Benefit from) income taxes	742	(2,049)	1,030	(7,188)

Net income (loss)	$25,295	$29,432	$4,945	$(2,688)

(1) Includes depreciation and amortization	3,172	2,685	9,154	10,089

(2) Includes stock-based compensation as follows:
Selling, general and administrative	1,365	1,814	4,887	9,268
Research and development	361	328	1,285	1,428

(3) Includes severance costs as follows:
Selling, general and administrative	263	1,617	700	2,396
Research and development	223	22	510	561

(4) Includes impairment of auction rate securities	—	5	—	431

Segment data:
Net sales:
U.S. segment	152,198	155,598	344,296	306,472
International segment	37,592	33,039	88,268	73,362
Income (Loss) from operations*:
U.S. segment	20,407	23,987	(3,022)	(18,506)
International segment	6,390	3,650	10,827	10,093

*	Certain corporate-level operating expenses associated with sales, marketing, product support, human resources, legal, finance, information technology, corporate development, procurement activities, research and development, legal settlements and other corporate costs are charged entirely to our U.S. segment, rather than being allocated between the U.S. and International segments.